Exhibit 99.1

JDSU ANNOUNCES COMPLETION OF SENIOR CONVERTIBLE DEBENTURES OFFERING

MILPITAS, Calif., August 21, 2013 — JDSU today announced that it has completed the sale of $650 million aggregate principal amount of 0.625% senior convertible debentures due 2033 (the “notes”), including $75 million aggregate principal amount of notes related to the initial purchasers’ over-allotment option, which was exercised in full. Net proceeds of the sale of the notes totaled approximately $636 million after deducting the initial purchasers’ discounts and estimated offering expenses

“The completion of this senior convertible offering further strengthens JDSU’s balance sheet, with cash and short term investments now in excess of $1 billion,” said Rex Jackson, JDSU’s executive vice president and chief financial officer. “The opportunity to raise additional funds with favorable terms provides JDSU with increased financial flexibility as we execute our growth strategy.”

JDSU has the right to redeem the notes beginning August 20, 2018. Holders of the notes may require JDSU to repurchase the notes on August 15, 2018, August 15, 2023, and August 15, 2028.

JDSU used $100 million of the net proceeds from the offering to repurchase shares of its outstanding common stock in privately negotiated transactions. The remaining net proceeds will be used for general corporate purposes, including potential strategic transactions.

The notes and any JDSU common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold without registration under, or an applicable exemption from, the registration requirements. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.

JDSU also terminated the Company’s $250 million revolving credit facility , effective August 21, 2013.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such statements may include: (i) the strength of JDSU’s balance sheet and (ii) JDSU’s plans for use of the proceeds described above. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including, without limitation, the following: (i) fluctuations in demand for JDSU’s products and services, (ii) the amount of cash generated from the business, (iii) continuing global economic uncertainty, (iv) prevailing interest rates and (v) the existence of alternative uses for the JDSU’s cash.

For more information on these and other risks affecting JDSU’s business, please refer to the “Risk Factors” section included in Part I, Item 1A of JDSU’s Current Report on Form 8-K dated December 14, 2012 filed with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and JDSU does not assume any obligation to update such statements.

Contacts

Investors:                  Cherryl Valenzuela 408-546-4521 or cherryl.valenzuela@jdsu.com

Press:                                         Jim Monroe 240-404-1922 or jim.monroe@jdsu.com